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                                                                    EXHIBIT 3.43

                            ARTICLES OF INCORPORATION
                                       OF
                        MERITAGE HOMES OF COLORADO, INC.

            FIRST: The name of the corporation is Meritage Homes of Colorado, Inc.

            SECOND: The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time. The character of business which the corporation initially intends actually to conduct in the State of Arizona is the development, construction and sale of single family homes.

            THIRD: The aggregate number of shares that the corporation shall have authority to issue is one thousand (1,000) common shares, all of which shares shall be of a single class, and shall be without par.

FOURTH: The name and street address in Arizona of the initial statutory agent of the corporation is CT Corporation System, 3225 North Central Avenue, Phoenix, Arizona 85012.

            FIFTH: The number of directors constituting the initial board of directors of the corporation is two (2). The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders, or until their successors are elected and qualified, are:

              Name                                   Address
Steven J. Hilton                          8501 East Princess Drive, Suite 290,
                                          Scottsdale, Arizona 85255
John R. Landon                            4050 West Park Boulevard
                                          Plano, TX 75093

The number of persons to serve on the board of directors thereafter shall be fixed by the bylaws of the corporation.

            SIXTH: The name and address of the incorporator is Larry Seay, 8501 East Princess Drive, Suite 290, Scottsdale, Arizona 85255.

            SEVENTH: The liability of a director or former director to the corporation or its shareholders shall be eliminated to the fullest extent permitted by Section 10-202.B.1 of the Arizona Revised Statutes.

            If the Arizona Business Corporation Act is amended to authorize corporate action further eliminating or limiting the liability of directors, the liability of a director of the

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corporation shall be eliminated or limited to the fullest extent permitted by the Arizona Business Corporation Act, as amended.

            Any repeal or modification of this Article Seventh shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

            The provisions of this Article Seventh shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article Seventh.

            EIGHTH. The corporation shall indemnify any and all of its existing and former directors and officers to the fullest extent permitted by Arizona law. If Arizona law is amended to authorize corporate action broadening the corporation's ability to indemnify its directors and officers, the corporation shall indemnify its existing and former directors and officers to the fullest extent permitted by Arizona law, as amended. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of any existing or former director or officer of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

DATED: May 4, 2004.

                                          /s/ Larry Seay
                                          ----------------------------
                                          Larry Seay, Incorporator

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